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EXHIBIT 99


                      CITIZENS & NORTHERN CORPORATION logo

CITIZENS & NORTHERN ANNOUNCES STOCK REPURCHASE PROGRAM AND FINAL
APPROVAL OF ACQUISITION

FOR IMMEDIATE RELEASE:
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WELLSBORO, PA --- August 19, 2005

Craig G. Litchfield, Chairman, President & CEO of Citizens & Northern Corporation (Nasdaq SC: CZNC) has announced that the Company's Board of Directors authorized a plan to repurchase shares of the Company's outstanding common stock up to a total of $3 million over a time period ending August 31, 2006.

Repurchases are authorized to be made by Citizens & Northern Corporation from time to time at the prevailing market prices in open market or in privately negotiated transactions as, in management's sole opinion, market conditions warrant and based on stock availability, price and the Company's financial performance. It is anticipated that such purchases will be made during the next twelve months, although no assurance may be given when such purchases will be made or the total number of shares that will be purchased. Based on the reported closing price of $26.85 on August 17, 2005, if the Company were to purchase the full $3 million amount, it would result in a total repurchase of 111,731 shares, which would be 1.4% of the current total shares outstanding. The repurchase of shares will allow Citizens & Northern Corporation to manage its capital position more effectively and provide added liquidity for stockholders.

In an unrelated matter, Craig Litchfield announced that all required regulatory approvals have been received related to Citizens & Northern Corporation's pending acquisition of Canisteo Valley Corporation. The shareholders of Canisteo Valley Corporation had voted in favor of the transaction in July 2005. Litchfield reported that management anticipates the transaction will close before the end of the third quarter 2005. Canisteo Valley Corporation is the parent company of First State Bank; a New York State chartered commercial bank with two offices in Steuben County, NY, and assets of $42.4 million as of June 30, 2005.

Citizens & Northern Corporation is $1.133 billion bank holding company headquartered in Wellsboro, Pennsylvania. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 20 banking offices in Bradford, Lycoming, Sullivan and Tioga Counties in Pennsylvania. Investment and insurance products are offered through the bank's subsidiary, C&N Financial Services Corporation. Citizens & Northern Corporation stock trades on the Nasdaq Small Cap National Market under the symbol CZNC.




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This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about our plans, objectives, expectations, and intentions and other statements contained in the press release that are not historical facts.

When used in this press release, the words "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or words of similar meaning, or future or conditional verbs, such as "will", "would", "should", "could", or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.



Contact: Mark A. Hughes
Treasurer
CITIZENS & NORTHERN CORPORATION
570-724-8533
www.cnbankpa.com




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